Exhibit 10.1

April 23, 2009

Ms. Susan Zewicke
7780 Sunset Court
Saline, MI 48176

Dear Susan,

It is with our great pleasure and enthusiasm that we offer you the position of Senior Vice President Store Operations, reporting to Jane Aggers, President and CEO of Hancock Fabrics, Inc.

With that in mind, we are pleased to offer you the following compensation package:

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Your Base Salary will be $190,000 per year, paid in bi-weekly installments.  The annual review process is completed following each fiscal year end and you will be eligible for a base salary increase following Fiscal 2009, approximately in April 2010.

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Restricted stock award of 25,000 shares of Hancock Fabrics’ stock.  It is very important to us that you have an opportunity to be a significant owner of Hancock Fabrics, Inc. as the stock vests.  These shares will be granted to you upon Board approval and will vest 20% annually, beginning on the first anniversary of the grant.

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Options to buy 50,000 shares of stock, pending Board approval.  The advantage of stock options is that the price at which you may buy shares of stock is locked in at the current price, and the option to buy shares at that price is available regardless of how high the stock price might go up in the future.  These options may be exercised as follows: 25% of the shares on or after the first anniversary of the date of grant, and the balance may be exercised at the rate of 1/36th of the remaining shares on or after the last day of the thirteenth month from the date of grant, and on or after the last day each additional month thereafter.

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Long Term Incentive Plan:  You are eligible to participate in the Company’s 2009 Long Term Stock Plan at the SVP level of 40,000 shares.  This Plan grants 33% of the options for each year of three years where target performance goals are met, and a lesser amount in years where minimum goals are achieved.

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Short Term Incentive Plan:  You are eligible to participate in the Company’s 2009 Short Term Incentive Plan at the SVP level on a prorata basis, payable approximately March 2010.  If both our Corporate and your personal goals are met, payout levels will be 30% (minimum), 40% (target) or 80% (maximum) of your base salary, depending on the level of achieved goals.

•	Severance Agreement, if a change in control of the Company occurs. At the SVP level, the benefit is equal to one and one-half times salary, plus prorated bonus.

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Medical and dental insurance is available to all salaried employees immediately upon hire, with no waiting period.  Hancock pays approximately 80% of the total premium, with the employee paying the remainder.

•	Vacation – three weeks per year, including 2009.

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You will be eligible to participate in the Company sponsored 401(k) plan following your one year anniversary with the Company.  The Plan calls for a 4% Company match on a 5% employee contribution, however the matching contribution has been temporarily suspended as a budgetary precaution.

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We will assist in relocation expenses for both the sale of your home in Michigan and the purchase of your home in Tupelo, MS area. All covered relocation expenses will be grossed-up to offset the tax impact.  We will reimburse for the cost of packing/moving, normal and reasonable commissions for the sale of the Michigan home, usual and customary closing costs for the purchase of a new home in Mississippi, and up to three months of temporary housing in Tupelo.

We know our business challenges are substantial.  We think you will also agree the challenges represent great opportunities for you, both personally, professionally and financially.   Susan, we look forward to your acceptance of this agreement and joining the Hancock Fabrics’ leadership team.

Upon acceptance of this agreement, please sign, date and return one copy in the enclosed envelope.

Sincerely yours,

Jane Aggers	Ms. Susan Zewicke
President and Chief Executive Officer
Date

JA:mog
Enclosure:  Benefits/relocation packages
     Return envelope